                                                                Exhibit 99. A(5)

LIVES INSURED  JOHN M. DOE
               MARY C. DOE

POLICY NUMBER  12 345 678

--------------------------------------------------------------------------------
FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE LIFE INSURANCE POLICY.
PAYABLE ON DEATH OF THE LAST-TO-DIE OF THE LIVES INSURED.
ADJUSTABLE DEATH BENEFIT.
FLEXIBLE PREMIUMS PAYABLE TO THE MATURITY DATE OR UNTIL LAST DEATH, IF EARLIER.

CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).
--------------------------------------------------------------------------------

In this policy "you" and "your" refer to the owner(s) of the policy. "We", "us" and "our" refer to The Manufacturers Life Insurance Company of New York.

If at least one of the Lives Insured is living on the Maturity Date, we will pay you the Net Cash Surrender Value of the policy.

If all of the Lives Insured die while the policy is in force, on the last death we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The Lives Insured and the beneficiary are named in the Policy Information section of this policy and in the application for this policy, a copy of which is attached to this policy. The death benefit is described in the "Insurance Benefit" provision.

The Insurance Benefit is payable following the death of the last-to-die of the Lives Insured. However, you must give us proof of each death as soon as it occurs. Proof of death for all the Lives Insured is important for us to accurately determine benefits under the policy.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE INVESTMENT ACCOUNTS AND TO THE FIXED ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE CHOSEN.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN AN EFFECTIVE ANNUAL RATE OF 4%.

THE AMOUNT OF THE INSURANCE BENEFIT, OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE AS DESCRIBED IN THE "INSURANCE BENEFIT" PROVISION.

READ YOUR POLICY CAREFULLY. IT IS A CONTRACT BETWEEN YOU AND US.

RIGHT TO RETURN POLICY. WITHIN EITHER (1) TEN DAYS AFTER RECEIVING YOUR POLICY IF IT DOES NOT REPLACE ANOTHER POLICY; OR (2) SIXTY DAYS IF IT REPLACES AN EXISTING POLICY, YOU CAN RETURN IT FOR CANCELLATION BY DELIVERING OR MAILING IT TO US OR THE AGENT WHO SOLD IT. IMMEDIATELY UPON DELIVERY OR MAILING, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND IN FULL THE PREMIUM PAID.

--------------------------------------------------------------------------------

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
       Home Office: 100 Summit Lake Drive, 2nd Floor, Valhalla, NY 10595


/s/ James W. Gallagher       /s/ Tracy A. Kane          [MANULIFE NEW YORK LOGO]
    President                   Secretary

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                        PAGE
Policy Information.......................................................3
Table Of Guaranteed Maximum Cost Of Insurance Rates......................4
Definitions..............................................................5
Payment Of Premiums......................................................6
No-Lapse Guarantee.......................................................7
Policy Termination.......................................................7
Reinstatement............................................................8
Maturity Benefit.........................................................8
Insurance Benefit........................................................9
Policy Value............................................................10
Policy Value Composition................................................11
Separate Account And Sub-Accounts.......................................12
Investment Options......................................................13
Policy Loan Conditions..................................................14
Changing The Death Benefit Option Or The Face Amount....................16
Surrender And Withdrawals...............................................17
Conversion Privilege....................................................19
Right To Postpone Payment Of Benefits...................................19
Right To Cancel Increases...............................................19
Suicide.................................................................20
Beneficiary.............................................................20
Ownership And Assignment................................................20
Protection Against Creditors............................................21
Currency And Place Of Payment...........................................21
Contract................................................................21
Validity................................................................21
Non-Participating.......................................................21
Age And Sex.............................................................22
Flexible Factors........................................................22
How Values Are Computed.................................................22
Annual Statement........................................................22
Tax Considerations......................................................22

Any endorsements, any supplementary benefits, and a copy of the application, follow page 22.

                               POLICY INFORMATION

LIVES INSURED    NO. 1 - JOHN M. DOE                 AGE AT POLICY DATE:      35
                 NO. 2 - MARY C. DOE                 AGE AT POLICY DATE:      35

POLICY NUMBER    12 345 678                          POLICY DATE:   JAN  1, 1999
                                                      ISSUE DATE:   FEB  1, 1999
                                                   MATURITY DATE:   JAN  1, 2064

        OWNER    JOHN M. DOE AND MARY C. DOE, JOINTLY IF LIVING,
                 OTHERWISE THE SURVIVOR

  BENEFICIARY    AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED

 PREMIUM MODE    ANNUALLY

 BEGINNING ON
 MON DAY YEAR    PLANNED PREMIUM
 JAN  01 1999    $800.00


LIFE INSURANCE COVERAGE MAY EXPIRE PRIOR TO THE MATURITY DATE IF PREMIUMS PAID ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE.

KEEPING THE POLICY AND COVERAGE IN FORCE WILL BE AFFECTED BY FACTORS SUCH AS:
CHANGES IN THE CURRENT COST OF INSURANCE RATES; THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; THE INTEREST RATE BEING CREDITED TO THE FIXED ACCOUNT; THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS; CHANGES TO THE DEATH BENEFIT OPTION; CHANGES IN THE FACE AMOUNT; LOAN ACTIVITY; PARTIAL WITHDRAWALS; AND DEDUCTIONS FOR ANY ATTACHED RIDERS. ALSO REFER TO THE POLICY TERMINATION PROVISION OF YOUR POLICY.

SUBJECT TO THE GUARANTEES OF THIS POLICY, WE RESERVE THE RIGHT TO CHANGE THE CURRENT COST OF INSURANCE RATE DEDUCTIONS AND THE CURRENT INTEREST RATE BEING CREDITED TO THE FIXED ACCOUNT. THESE CHANGES MAY REQUIRE MORE PREMIUM TO BE PAID THAN THE PLANNED PREMIUM SHOWN, OR CAUSE THE CASH VALUE TO BE LESS THAN WAS ILLUSTRATED.

PLAN DETAILS, RISK CLASSIFICATION AND ADDITIONAL RATING ARE SHOWN ON THE NEXT PAGE.


                                   PAGE 3.0A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678





 LIVES INSURED    NO. 1 - JOHN M. DOE
                  NO. 2 - MARY C. DOE

 POLICY NUMBER    12 345 678

          PLAN FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE LIFE INSURANCE PAYABLE ON DEATH OF THE LAST-TO-DIE OF THE LIVES INSURED NON-PARTICIPATING

   FACE AMOUNT    $250,000.00

 DEATH BENEFIT    OPTION 1

           SEX    NO. 1 - MALE
                  NO. 2 - FEMALE

          RISK
CLASSIFICATION    NO. 1 - NON-SMOKER,STANDARD CLASS
                  NO. 2 - NON-SMOKER,STANDARD CLASS

    ADDITIONAL
        RATING    NO. 1 - NOT APPLICABLE
                  NO. 2 - NOT APPLICABLE


                                   PAGE 3.0B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                TABLE OF CHARGES

PREMIUM LOAD:

      A CHARGE NOT TO EXCEED 15.0% OF EACH PREMIUM PAID IN THE FIRST TEN POLICY YEARS.

MONTHLY ADMINISTRATION CHARGE:

      A CHARGE NOT TO EXCEED $0.175 FOR EACH $1,000 OF FACE AMOUNT IN THE FIRST POLICY YEAR.

MORTALITY AND EXPENSE RISKS CHARGE:

      A CHARGE NOT TO EXCEED 0.100% IS DEDUCTED MONTHLY FROM EACH INVESTMENT ACCOUNT VALUE FOR 15 POLICY YEARS AND THEN REDUCES TO 0.025% THEREAFTER. THIS REDUCTION IN THE CHARGE IS GUARANTEED.

MONTHLY COST OF INSURANCE CHARGE:

      SEE THE MONTHLY DEDUCTIONS SECTION OF THE POLICY VALUE PROVISION FOR DETAILS. THE COST OF ANY SUPPLEMENTARY BENEFIT IS DESCRIBED IN THE SUPPLEMENTARY BENEFIT PAGE ATTACHED TO THIS POLICY.


                                   PAGE 3.1A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

SURRENDER CHARGE:

A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY VALUE UNDER CERTAIN CONDITIONS AND WILL REDUCE OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN IN THE TABLE BELOW. A PRO-RATA SURRENDER CHARGE WILL BE DEDUCTED FOR PARTIAL NET CASH SURRENDER VALUE WITHDRAWALS IN EXCESS OF THE WITHDRAWAL TIER AMOUNT. SEE THE POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR FACE AMOUNT, SURRENDER AND WITHDRAWALS PROVISIONS FOR DETAILS.

THE SURRENDER CHARGE IS DETERMINED AS FOLLOWS:

FOR THE INITIAL FACE AMOUNT:

(I)   $8.50 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT; PLUS

(II)  82.5% OF THE SURRENDER CHARGE PREMIUM LIMIT SHOWN ON PAGE 3.2.

FOR AN INCREASE IN FACE AMOUNT:

(I)   $8.50 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT INCREASE; PLUS

(II)  82.5% OF THE SURRENDER CHARGE PREMIUM LIMIT FOR THE INCREASE.


      TABLE OF GRADING PERCENTAGES DURING THE SURRENDER CHARGE PERIOD (APPLIES TO THE INITIAL FACE AMOUNT AND SEPARATELY TO EACH SUBSEQUENT FACE AMOUNT INCREASE)

*SURRENDER CHARGE                                       ** AGE AND GRADING PERCENTAGE
      PERIOD              0-75            76             77             78               79             80+
-----------------         ----           ----           ----           ----             ----           ----
        1                 93%             92%            92%            91%              90%            90%
        2                 86%             85%            84%            83%              81%            80%
        3                 80%             78%            76%            75%              72%            70%
        4                 73%             71%            69%            66%              63%            60%
        5                 66%             64%            61%            58%              54%            50%
        6                 60%             57%            53%            50%              45%            40%
        7                 53%             50%            46%            41%              36%            30%
        8                 46%             42%            38%            33%              27%            20%
        9                 40%             35%            30%            25%              18%            10%
        10                33%             28%            23%            16%               9%             0%
        11                26%             21%            15%             8%               0%
        12                20%             14%             7%             0%
        13                13%              7%             0%
        14                 6%              0%
        15                 0%

            *  PERIODS SHOWN ARE AFTER END OF POLICY YEAR.

            ** AGE FOR THE INITIAL FACE AMOUNT REFERS TO THE ISSUE AGE OF THE
               YOUNGEST OF THE LIVES INSURED UNDER THIS POLICY AT ISSUE; OR FOR A SUBSEQUENT FACE AMOUNT INCREASE, AGE REFERS TO THE ATTAINED AGE OF THE YOUNGEST OF THE LIVES INSURED AT THE TIME OF THE INCREASE.


                                   PAGE 3.1B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                 TABLE OF VALUES

REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND VALUES SHOWN IN THIS TABLE.


SURRENDER CHARGE PREMIUM LIMIT                                   $750.00

ANNUAL NO-LAPSE GUARANTEE PREMIUM                                $750.00

NO-LAPSE GUARANTEE PERIOD                                        FIRST 20 POLICY
                                                                 YEARS

GUIDELINE SINGLE PREMIUM                                         $21,979.00

GUIDELINE LEVEL PREMIUM                                          $2,145.25

MINIMUM FACE AMOUNT                                              $250,000.00

MINIMUM FACE AMOUNT INCREASE OR DECREASE                         $50,000.00

TRANSFER FEE                                                     $25.00
(FOR TRANSFERS IN EXCESS OF 12 IN A POLICY YEAR)

MAXIMUM ASSET ALLOCATION BALANCER CHARGE                         $15.00

MAXIMUM DOLLAR COST AVERAGING CHARGE                             $5.00

FIXED ACCOUNT MAXIMUM TRANSFER PERCENTAGE                        15%

FIXED ACCOUNT MAXIMUM TRANSFER AMOUNT                            $500.00

MINIMUM GUARANTEED ANNUAL FIXED ACCOUNT RATE                     3%

WITHDRAWAL TIER AMOUNT PERCENTAGE                                10%

FIXED ANNUAL LOAN INTEREST CHARGED RATE                          5.25%

MAXIMUM LOAN INTEREST CREDITED DIFFERENTIAL                      1.25%

DEATH BENEFIT DISCOUNT FACTOR                                    1.0032737

FIRST YEAR GUARANTEED MONTHLY COST OF INSURANCE
RATE PER THOUSAND                                                0.000207



                                    PAGE 3.2

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                     FOR THE LIVES INSURED UNDER THIS POLICY

DURATION                 MONTHLY               DURATION              MONTHLY             DURATION              MONTHLY
(POLICY                   RATE                 (POLICY                 RATE              (POLICY                 RATE
 YEARS)                                         YEARS)                                    YEARS)
   1                    0.000207                  23                 0.103964               45                 3.953521
   2                    0.000665                  24                 0.122184               46                 4.558705
   3                    0.001212                  25                 0.143495               47                 5.253161
   4                    0.001864                  26                 0.168742               48                 6.055917
   5                    0.002654                  27                 0.198793               49                 6.980966
   6                    0.003598                  28                 0.235576               50                 8.015102
   7                    0.004763                  29                 0.281020               51                 9.149825
   8                    0.006128                  30                 0.336457               52                10.364422
   9                    0.007748                  31                 0.401980               53                11.654835
   10                   0.009612                  32                 0.478377               54                13.000300
   11                   0.011830                  33                 0.565716               55                14.412617
   12                   0.014426                  34                 0.664435               56                15.891977
   13                   0.017472                  35                 0.777709               57                17.459834
   14                   0.021034                  36                 0.911511               58                19.156860
   15                   0.025213                  37                 1.080715               59                21.054761
   16                   0.030130                  38                 1.268137               60                23.368153
   17                   0.036011                  39                 1.507613               61                26.517002
   18                   0.043094                  40                 1.795237               62                31.354662
   19                   0.051658                  41                 2.130491               63                39.595173
   20                   0.061825                  42                 2.513928               64                54.652603
   21                   0.073840                  43                 2.944356               65                83.333333
   22                   0.087887                  44                 3.421111


THE ABOVE RATES HAVE BEEN INCREASED FOR ANY ADDITIONAL RATING SHOWN IN THE POLICY INFORMATION SECTION.

DEFINITIONS

THE FOLLOWING TERMS HAVE SPECIFIC MEANINGS IN YOUR POLICY. PLEASE REFER TO THESE DEFINITIONS AS YOU READ YOUR POLICY.

ADDITIONAL RATING is an adjustment to the Cost of Insurance Rate for any of the Lives Insured who do not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

AGE means each of the Lives Insured's age on their birthday closer to the Policy Date.

ATTAINED AGE on any date means the Age plus the number of whole years that have elapsed since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. The net asset value of the underlying shares of a Sub-Account will be determined as of the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

CASH SURRENDER VALUE equals the Policy Value less the Surrender Charge and any outstanding Monthly Deductions due.

FIXED ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.

GROSS WITHDRAWAL is the amount of partial Net Cash Surrender Value you request plus any Surrender Charge applicable to the withdrawal.

INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value you have in one of the Sub-Accounts.

ISSUE DATE is the date shown in the Policy Information section from which the Suicide and Validity provisions are applied.

LIFE INSURED is the last-to-die of the Lives Insured.

LIVES INSURED are the persons whose lives are insured under this policy as set out in the Policy Information section. References to the youngest of the Lives Insured means the youngest person insured under this policy when it is first issued.

LOAN ACCOUNT is that part of the Policy Value which reflects the value transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.

MATURITY DATE is the date shown in the Policy Information section. It is the Policy Anniversary nearest the date on which the youngest of the Lives Insured reaches Attained Age 100, or the date such person would have reached Attained Age 100 if living.

NET CASH SURRENDER VALUE is the Cash Surrender Value less the Policy Debt.

NET POLICY VALUE is the Policy Value less the value in the Loan Account.

NET PREMIUM is the gross premium paid less the Premium Load. It is the amount of premium allocated to the Fixed Account and/or Investment Accounts.

PLANNED PREMIUM is the amount you wish to pay as indicated in the application. We will send notices setting forth the Planned Premium at the payment intervals you have selected. You may change the Planned Premium at any time by Written Request.

POLICY DATE is the date shown in the Policy Information section from which charges for the first Monthly Deduction are calculated. The Policy Date is used to determine POLICY YEARS, POLICY MONTHS AND POLICY ANNIVERSARIES.

                                                                     (continued)

POLICY DEBT as of any date equals (a) plus (b) plus (c) minus (d), where:

(a)   is the total amount of loans borrowed as of such date;

(b) is the total amount of any unpaid loan interest charges which have been borrowed against the policy on a Policy Anniversary;

(c) is any interest charges accrued from the last Policy Anniversary to the current date; and

(d)   is the total amount of loan repayments as of such date.

POLICY VALUE is the sum of the values in the Loan Account, the Fixed Account and the Investment Accounts.

SEPARATE ACCOUNT refers to Separate Account B of The Manufacturers Life Insurance Company of New York.

SERVICE OFFICE is the office that we designate to service this policy. The Service Office Mailing Address is The Manufacturers Life Insurance Company of New York, P.O. Box 633, Niagara Square Station, Buffalo, NY 14201-0633. The Home Office Address is 100 Summit Lake Drive, 2nd Floor, Valhalla, NY 10595.

SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.

SURRENDER CHARGE compensates us for some of the expenses of selling and distributing the policies, such as agent's commissions, advertising, agent training and the printing of prospectuses and sales material. It also covers expenses associated with underwriting and issuance of policies, such as processing applications, conducting medical examinations, determining the risk classification for the Lives Insured and establishing policy records.

SURRENDER CHARGE PERIOD is the period following the Issue Date of the policy or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, make a partial withdrawal, or if it terminates due to default.

SURRENDER CHARGE PREMIUM LIMIT is used to determine the Surrender Charge. The Surrender Charge Premium Limit for the initial Face Amount is shown in the Table of Values in the Policy Information section. You will be advised of the Surrender Charge Premium Limit for any increase in Face Amount.

WITHDRAWAL TIER AMOUNT as of any date is the Net Cash Surrender Value at the previous Policy Anniversary, multiplied by the Withdrawal Tier Amount Percentage shown in the Table of Values in the Policy Information Section.

WRITTEN REQUEST is your request to us which must be in a form satisfactory to us, signed and dated by you, and received at our Service Office.

                              PAYMENT OF PREMIUMS

No insurance will take effect under this policy before we approve the application and receive the initial premium. The initial premium is due as of the Policy Date. The minimum initial premium is one-twelfth of the Annual No-Lapse Guarantee Premium shown in the Table of Values in the Policy Information section.

Subsequent premiums can be paid at any time at our Service Office, and in any amount subject to the limits described below. On request, we will give you a receipt signed by one of our officers. The Planned Premium you requested in the application is shown in the Policy Information section.

You may pay premiums until the Maturity Date.

LIMITS. Each premium payment after the first is subject to the following limitations under Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code:

(a) we have the right to refuse or refund any premium payments that would cause this policy to fail to qualify as life insurance under the Internal Revenue Code;

                                                                     (continued)

(b) we reserve the right to request that you provide us with satisfactory evidence of insurability if a premium payment would result in an increase in the Death Benefit that is greater than the increase in Policy Value; and

(c) the sum of the premiums paid into this policy at any time may not exceed the guideline premium limitation as of such time. The guideline premium limitation is, as of any date, the greater of:


      (1)   the Guideline Single Premium, or

      (2)   the sum of the Guideline Level Premiums to such date.


      The Guideline Single Premium and the Guideline Level Premium are shown in the Policy Information section.

                               NO-LAPSE GUARANTEE

Your policy includes a No-Lapse Guarantee. The guarantee period applicable to this policy is shown in the Table of Values in the Policy Information section.

During your No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, your policy will not go into default provided it satisfies the cumulative premium test.

CUMULATIVE PREMIUM TEST. The test will be performed at the beginning of any Policy Month that your policy would otherwise be in default in the absence of the No-Lapse Guarantee. Your policy will satisfy the test if the sum of the premiums paid, less any Policy Debt, and less any Gross Withdrawals taken on or before the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test.

NO-LAPSE GUARANTEE PREMIUM. The No-Lapse Guarantee Premium is the minimum amount due at the beginning of each month to satisfy the cumulative premium test.

The No-Lapse Guarantee Premium is shown as an annualized amount in the Table of Values in the Policy Information section. This amount will change if any of the following changes occur under your policy:

(a)   you add, terminate or change a Supplementary Benefit;

(b)   you change the Death Benefit Option under your policy;

(c) there is a decrease in the Face Amount of insurance due to a partial withdrawal;

(d)   you change the Face Amount of insurance; or

(e) there is a change in the Risk Classification of any of the Lives Insured because of a change from Smoker to Non-Smoker status or a temporary extra rating terminates.

We will inform you of any change to the No-Lapse Guarantee Premium resulting from any such change. The revised premium will be effective from the date of the change. For the purpose of performing the cumulative premium test, we will use the No-Lapse Guarantee Premium in effect as of the Policy Date up to the date of the change, including any revised premium in effect as of the date of a prior change.

                               POLICY TERMINATION

DEFAULT. Unless the policy has met the No-Lapse Guarantee requirements, it will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value would go to zero or below after we take the Monthly Deduction that is due for that month.

GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. We will send a notice to you and to the Lives Insured at least 15 days, but not more than 45 days prior to the termination of coverage. This notice will be sent to the last known address and will specify the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

                                                                     (continued)

The amount required to bring the policy out of default is equal to (a) plus (b) plus (c) where:

(a) is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero, at the date of default; and

(b) is the Monthly Deduction due on the date of default, plus the next two Monthly Deductions; and

(c)   is the applicable Premium Load.

If the policy is in the No-Lapse Guarantee Period, then the following amount, if less than the amount stated above, will bring the policy out of default. This amount is equal to (a) plus (b), where:

(a) is the amount, if any, necessary to satisfy the No-Lapse Guarantee cumulative premium test at the date of default; and

(b)   is the No-Lapse Guarantee Premium for the next two Policy Months.

If the amount necessary to bring the policy out of default has not been paid by the end of the grace period, the policy will terminate.

TERMINATION DATE. This policy terminates on the earliest of the following events:

(a) the end of the grace period for which you have not paid the amount necessary to bring the policy out of default;

(b)   surrender of the policy for its Net Cash Surrender Value;

(c)   the death of the Life Insured; or

(d)   the Maturity Date.

                                  REINSTATEMENT

You can ask us to reinstate your policy only if it terminates at the end of a grace period in which you did not make a required payment. The policy cannot be reinstated if any of the Lives Insured die after the policy has terminated. You can reinstate the policy if you:

(a) make a Written Request for reinstatement within 5 years after the date your policy terminates;

(b) provide us with evidence of insurability satisfactory to us on the Lives Insured or on the survivor(s) who were insured at the end of the Grace Period; and

(c) pay a premium equal to the amount that was required during the 61-day grace period following default plus the next two Monthly Deductions.

If we approve your request,

(a) the reinstatement date will be the later of the date we approve your request or the date we receive the required payment at our Service Office; and

(b) any Surrender Charges will be reinstated to the amount they were at the date of default.


The Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated. If the policy is in a Surrender Charge Period when it terminates, upon reinstatement the period will be the same as at the date of default. The Surrender Charge in effect on the date of reinstatement will be the same as the Surrender Charge in effect on the date of default.

                                MATURITY BENEFIT

We will pay you the Net Cash Surrender Value as of the Maturity Date provided the policy is in force and at least one of the Lives Insured is alive.

                                INSURANCE BENEFIT

The Insurance Benefit is payable when the Life Insured dies, but you must provide us with proof when any of the Lives Insured die.

If the Life Insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary on receiving due proof of death of the last-to-die of the Lives Insured, subject to the Age and Sex, Suicide and Validity provisions.

If the Life Insured dies after we receive a request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender And Withdrawals provision instead.

INSURANCE BENEFIT. The Insurance Benefit payable is:

(a)   the Death Benefit as described below; plus

(b) any amounts payable under any Supplementary Benefits that form part of the policy; less

(c)   the value of the Policy Debt as of the date of death.

If the Life Insured dies during a grace period, the Insurance Benefit described above will be modified as follows:

(a) the Insurance Benefit will be reduced by any outstanding Monthly Deductions due; and

(b) the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the default date.

DEATH BENEFIT. The Death Benefit will depend on whether Death Benefit Option 1 or 2 is in effect on the date of death.

Under Option 1, the Death Benefit is the Face Amount of the policy at the date of the Life Insured's death.

Under Option 2, the Death Benefit is the Face Amount of the policy, plus the Policy Value at the date of the Life Insured's death.

MINIMUM DEATH BENEFIT. To ensure that the policy continues to qualify as life insurance under the Internal Revenue Code, the Death Benefit will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Policy Value, multiplied by the Minimum Death Benefit Percentage for the Attained Age of the youngest of the Lives Insured, or the Attained Age such person would have reached if living. The Minimum Death Benefit Percentages are shown in the Table of Minimum Death Benefit Percentages shown below.

TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
  ATTAINED AGE    APPLICABLE PERCENTAGE
  40 and under            250%
       45                 215%
       50                 185%
       55                 150%
       60                 130%
       65                 120%
       70                 115%
       75                 105%
       90                 105%
  95 and above            100%

To determine the Applicable Percentage, we will use the Attained Age of the youngest of the Lives Insured, or the Attained Age such person would have reached if living.

For ages not shown, the Applicable Percentage can be found by reducing the above Applicable Percentages proportionately.

SIMULTANEOUS DEATH. If the Lives Insured die simultaneously or in circumstances rendering it uncertain who is the Life Insured, the oldest of the Lives Insured will be deemed to have been the Life Insured. No payment will be made on the death of the other Lives Insured.

                                                                     (continued)

PAYMENT OF INSURANCE BENEFIT. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the Life Insured's death to the date of payment. The rate of interest we pay will be the same as the rate of interest we then currently pay on policy proceeds left on deposit with us. Such interest rate is set by us and is reviewed by us each calendar quarter, at which time we may change the interest rate.

                                  POLICY VALUE

INITIAL NET PREMIUMS. We will allocate your initial Net Premium plus any earned interest on the later of the date our underwriters approve issuance of the policy or the date we receive the initial premium at our Service Office. Interest will be credited as of the date we received the initial premium payment at the rate of return then being earned on allocations to the Money Market Trust. This initial allocation will become your Policy Value to which subsequent Net Premiums will be allocated.

SUBSEQUENT NET PREMIUMS. As of the Business Day we receive your subsequent premium payments at our Service Office, we will add your Net Premium to your Policy Value. We will do this before we take any deductions due as of that Business Day.

MONTHLY DEDUCTIONS. At the beginning of each Policy Month, a deduction is taken from your policy to cover Monthly Administration Charges and the cost to provide the insurance coverage.

The first Monthly Deduction is taken on the later of the date our underwriters approve issuance of the policy or the date we receive at least the initial premium at our Service Office.

Monthly Deductions are due until the Maturity Date.

The Monthly Deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month:

(a) the Monthly Administration Charge shown in the Table Of Expense Charges in the Policy Information section;

(b) the Mortality and Expense Risks Charge shown in the Table Of Expense Charges in the Policy Information section;

(c) the monthly cost of any Supplementary Benefits you have added to your policy; and

(d)   the monthly Cost of Insurance for the Lives Insured.

Unless you have requested otherwise, we will take Monthly Deductions from the Fixed Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction. The Cost of Insurance for a specific Policy Month is determined as the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk.

For Death Benefit Option 1, the net amount at risk is equal to (a) minus (b), where:

(a) is the Death Benefit as of the first day of the Policy Month, divided by the Death Benefit Discount Factor shown in the Table of Values in the Policy Information section; and

(b) is the Policy Value as of the first day of the Policy Month after the deduction of the monthly Cost of Insurance for the Lives Insured.

For Death Benefit Option 2, the net amount at risk is equal to the Face Amount of insurance.

The rates for the Cost of Insurance, on the Policy Date and subsequently for each Face Amount increase, are blended and based on the Lives Insured's Age, Sex, Risk Classification and duration that the coverage has been in force. We will re-determine Cost of Insurance rates from time to time. Any adjustments will be by class and based on changes in expected mortality and persistency experience, general account investment earnings and operating expenses.

The rates for the Cost of Insurance are intended to cover future mortality costs under the policy. These rates may be higher in early Policy Years due to recovery of initial acquisition costs.


                                                                     (continued)

The Cost of Insurance Rate shown in the Table of Values in the Policy Information section is payable for the first Policy Year. After the first Policy Year, the Cost of Insurance will generally increase on each Policy Anniversary. The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section. The Cost of Insurance rates will never exceed those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4.

OTHER DEDUCTIONS. We will deduct a Surrender Charge if during the Surrender Charge Period shown in the Policy Information section:

(a)   you surrender the policy for its Net Cash Surrender Value;

(b) you make one or more partial withdrawals in a Policy Year totaling more than the Withdrawal Tier Amount; or

(c) you do not pay an amount due at the end of a grace period, and the policy terminates.

See the Surrender And Withdrawals provision for details.

                            POLICY VALUE COMPOSITION

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account and the Investment Accounts.

LOAN ACCOUNT VALUE.  The amount you have in the Loan Account at any time equals:

(a)   amounts transferred to it for loans or borrowed loan interest; plus

(b)   interest credited to it; less

(c)   amounts transferred from it for loan repayment.

For the details of the Loan Account see the Policy Loan Conditions provision.

FIXED ACCOUNT VALUE. The amount you have in the Fixed Account at any time equals:

(a)   Net Premiums allocated to it; plus

(b)   amounts transferred to it; plus

(c)   interest credited to it; less

(d)   amounts deducted from it; less

(e)   amounts transferred from it; less

(f)   amounts withdrawn from it.

Interest will be credited to amounts in the Fixed Account at an effective annual rate of no less than the Minimum Guaranteed Annual Fixed Account Rate shown in the Table of Values in the Policy Information Section. The actual interest rate used will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction. Such interest, once credited is non-forfeitable.

INVESTMENT ACCOUNT VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account, multiplied by the unit value of the corresponding Sub-Account at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)   is the number of units credited to the Investment Account because of:

      (1)   Net Premiums allocated to it; and

      (2)   amounts transferred to it; and

(b)   is the number of units canceled from the Investment Account because of:

      (1)   amounts deducted from it;

      (2)   amounts transferred from it; and

      (3)   amounts withdrawn from it.

                                                                     (continued)

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value as of the Business Day of the transaction. See the Unit Value Calculation section of the Separate Account And Sub-Accounts provision for details on how unit values are determined.

                        SEPARATE ACCOUNT AND SUB-ACCOUNTS

The Separate Account is authorized to invest in the shares of Manufacturers Investment Trust, or another management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manufacturers Investment Trust or another management investment company. The Funds are listed in the Policy Information section.

FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Superintendent of Insurance of the state of New York.

To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:

(a)   create new separate accounts;

(b)   combine any two or more separate accounts including the Separate Account;

(c) make available additional Sub-Accounts investing in additional Funds of Manufacturers Investment Trust, or another investment company;

(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;

(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

(f)   de-register the Separate Account under the Investment Company Act of 1940;

(g)   transfer assets between the Separate Account and other separate accounts;
      and

(h) combine Sub-Accounts or to transfer assets in one Sub-Account to another Sub-Account.

The investment objectives of a Sub-Account within the Separate Account will not be changed materially without first filing the change with the Superintendent of Insurance of the state of New York. We will inform you of any changes deemed to be material.

UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.

The value of a unit of each Sub-Account was initially fixed at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.

                                                                     (continued)

NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b), where:

(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day; and

(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account. Before making any such changes, we will first seek the approval of the Superintendent of Insurance of the state of New York.

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single Premium and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.

Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.

The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single Premium and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account, Separate Account assets in excess of the liabilities of the Separate Account arising under the Single Premium and Flexible Premium Variable Life Insurance policies supported by the Separate Account.

                               INVESTMENT OPTIONS

ALLOCATIONS. You may allocate Net Premiums to the Fixed Account or any of the Investment Accounts. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to subsequent premium payments.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect as of the date we receive your request at our Service Office.

TRANSFERS. By Written Request you may transfer portions of your Policy Value among the Investment Accounts and the Fixed Account.

Transfers are subject to the following restrictions:

(a) you can make as many transfers in a Policy Year as you want. There is no charge for the first twelve transfers in any Policy Year. If you make more than twelve transfers in any Policy Year, the Transfer Fee shown in the Table of Values in the Policy Information section will apply to each subsequent transfer in that Policy Year. We will consider all transfer requests received on the same Business Day as one transfer;

(b) you may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring the Transfer Fee shown in the Table of Values in the Policy Information section, provided such transfers occur within:

      (1) eighteen months after the Issue Date, as shown in the Policy Information section of this policy; or

      (2)   the later of (i) or (ii) below:

            (i) 60 days from the effective date of a material change in the investment objectives of any of the Sub-Accounts; or

            (ii) 60 days from the notification date of any such change.

                                                                     (continued)

(c) the maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

      (1) the Fixed Account Maximum Transfer Percentage shown in the Table of Values in the Policy Information section, multiplied by the value in the Fixed Account at the previous Policy Anniversary; or

      (2) the Fixed Account Maximum Transfer Amount shown in the Table of Values in the Policy Information section.

(d) any transfer out of the Fixed Account may not involve a transfer to the Investment Account for the Money Market Trust; and

(e) transfer privileges are subject to any restrictions that may be imposed by the Manufacturers Investment Trust.

ASSET ALLOCATION BALANCER TRANSFERS. If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers six months after the Policy Date and each six month interval thereafter.

The Maximum Asset Allocation Balancer Charge for transfers under this option is shown in the Table of Values in the Policy Information section of this policy.

When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

DOLLAR COST AVERAGING. If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts.

If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you.

The Maximum Dollar Cost Averaging Charge for transfers under this option is shown in the Table of Values in the Policy Information section of this policy.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

                             POLICY LOAN CONDITIONS

At any time while this policy is in force and has an available loan value, you can get a loan by Written Request. We may require a loan agreement from you as the policy is the only security for the loan.

You should consult your tax advisor before making a decision to take out a new loan.

AVAILABLE LOAN VALUE. The available loan value on any date is 90% of the Net Cash Surrender Value.

LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we will do a transfer from the Fixed Account and/or one or more of the Investment Accounts into the Loan Account. Amounts we transfer into the Loan Account cover the loan principal plus loan interest due to the next Policy Anniversary.

                                                                     (continued)

You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Fixed Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investment Options provision.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described under the Loan Interest Charged and the Loan Interest Credited sections of this provision.

LOAN INTEREST CHARGED. Interest will accrue daily on loans. In the event that you do not pay the Loan Interest Charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

The policy will go into default at any time the Policy Debt exceeds the Policy Value. At least 61 days prior to termination, we will send a notice to your last known address. If you had filed a notice of assignment with us, we will also send a copy of the notice to the last known address of the assignee on record. Payment of the loan interest during the 61-day grace period will bring the policy out of default.

The rate of interest charged is fixed at the effective Annual Loan Interest Charged Rate shown in the Table of Values in the Policy Information section.

LOAN INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account. The effective annual Loan Interest Credited Rate is the difference between the Loan Interest Charged Rate and the Loan Interest Credited Differential.

The Maximum Loan Interest Credited Differential is shown in the Table of Values in the Policy Information section. We may change the differential as of 90 days after we send you written notice of such change. At least 60 days prior to changing the differential, we will file the change with the Superintendent of Insurance of the State of New York.

In no event will the Loan Interest Credited rate be less than the Minimum Guaranteed Annual Fixed Account Rate shown in the Table of Values in the Policy Information section.

LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured, and while the policy is in force.

When you repay a loan, we credit the amount to the Loan Account, and make a transfer to the Fixed Account and/or the Investment Accounts.

We will allocate loan repayments as follows:

(a) first to the Fixed Account, until the value that was transferred from it is fully restored;


(b) then to each Investment Account in the same proportion that the value that was transferred from it bears to the value of the Loan Account.

While a loan exists, we will treat the amounts you pay as premiums, unless you request in writing that they be treated as loan repayments. However, when a portion of the Loan Account amount is allocated to the Fixed Account, we reserve the right to require that amounts you pay be treated as loan repayments.

              CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT

You may change your Death Benefit Option or your Face Amount of insurance by Written Request. Such changes are subject to the general conditions of this provision and the conditions described in the section for each type of change.

The following general conditions apply to changes in Death Benefit Option or Face Amount of insurance:

(a) changes may be made once in each Policy Year after the first Policy Anniversary;

(b)   no evidence of insurability is required for a Death Benefit Option change;

(c) changes will take effect as of the beginning of the next Policy Month following the date we approve the request; and

(d) we reserve the right to limit any changes that would cause this policy to fail to qualify as life insurance according to Section 7702 of the Internal Revenue Code of 1986, or any other equivalent of the Code.

A Death Benefit Option Change or a Face Amount Change, will cause a change in the Guideline Single Premium, Guideline Level Premium, and the No-Lapse Guarantee Premium. For increases in Face Amount the Surrender Charge Premium Limit will also change. An additional Surrender Charge Premium Limit will be associated only with the new Face Amount if it has been added after restoring prior decreases.

We will inform you of the new premium amounts at the time of the change.

CHANGE FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2.

The Face Amount of insurance after the change from Option 1 to Option 2 will be
(a) minus (b), where:

(a)   is the Face Amount of insurance immediately before the change; and

(b)   is the Policy Value as of the effective date of the change.

We will not allow the change in Death Benefit Option if it would cause the Face Amount to decrease below the Minimum Face Amount shown in the Table of Values in the Policy Information section.

CHANGE FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1.

The Face Amount of insurance after the change from Option 2 to Option 1 will be
(a) plus (b), where:

(a)   is the Face Amount of insurance immediately before the change; and

(b)   is the Policy Value as of the effective date of the change.

We will not increase the Surrender Charge because of the increase in the Face Amount of insurance resulting from this change.

DECREASE IN FACE AMOUNT. The Minimum Face Amount Decrease is shown in the Table of Values in the Policy Information section. We may decrease this amount as of 90 days after we send you written notice of the change. We will not allow a decrease if it would cause the Face Amount to go below the Minimum Face Amount shown in the Table Of Values in the Policy Information section.

When you request a decrease in the Face Amount of insurance, we will reduce the Face Amount in the following order:

(a) the amounts of insurance provided by any increases you may have requested to the policy Face Amount, starting with the most recent increase until all such increases are reduced; then

(b)   the initial Face Amount of the policy.


                                                                     (continued)

INCREASE IN FACE AMOUNT. The Lives Insured shown in the Policy Information Section must all be alive when you request an increase in the Face Amount of insurance. You must provide us with evidence of insurability on the Lives Insured that is satisfactory to us. The Minimum Face Amount Increase is shown in the Policy Information section. We may decrease this amount as of 90 days after we send you written notice of the change.

We reserve the right to refuse a Face Amount increase if the Attained Age of any of the Lives Insured at the date the increase would be effective is greater than 90.

The Face Amount of insurance will increase in the following order:

(a) we will restore the Face Amount reduced by the most recent decrease first; followed by

(b)   the next most recent decrease until all decreases are restored; then

(c)   we will add the new Face Amount of insurance.

There will be no new Surrender Charge associated with the restoration of prior decreases under (a) or (b) above. However, there will be a new Surrender Charge associated with the new Face Amount under (c). We will inform you of any new Surrender Charges at the time of the increase.

You will not necessarily have to pay additional premium with an increase in Face Amount, but the new Surrender Charge may require an additional premium payment to prevent the policy from going into default.

For Surrender Charge purposes, the premiums attributable to the new Face Amount will not exceed the Surrender Charge Premium Limit associated with that increase.

                            SURRENDER AND WITHDRAWALS

SURRENDER OF THE POLICY. You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the Life Insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. After we receive your surrender request, no insurance will be in force.

If you surrender your policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. If you have increased the Face Amount of insurance, the Surrender Charge will be the sum of the Surrender Charge for the initial Face Amount plus the Surrender Charge for each increase as shown in the Policy Update page amending the policy. No additional Surrender Charge will be imposed on any portion of an increase in Face Amount that restores a prior decrease.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. You may request a partial Net Cash Surrender Value withdrawal once each Policy Month after the first Policy Anniversary. You may make this request provided there is a Net Cash Surrender Value for the policy. The partial Net Cash Surrender Value withdrawal will be done as of the end of the Business Day on which we receive your Written Request.

                                                                     (continued)

You may specify the accounts from which we should make the partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

If the sum of partial Net Cash Surrender Value withdrawals in any Policy Year during the Surrender Charge Period is greater than the Withdrawal Tier Amount for that year, we will deduct a pro-rata Surrender Charge from the Policy Value.

The portion of a partial Net Cash Surrender Value withdrawal that is considered above the Withdrawal Tier Amount includes all previous partial Net Cash Surrender Value withdrawals that have occurred in the current Policy Year.

The pro-rata charge deducted will equal the sum of the pro-rata Surrender Charge for the initial Face Amount and any subsequent increase in Face Amount. This amount is (a) divided by (b), multiplied by (c), where:

(a) is the amount of the partial Net Cash Surrender Value withdrawal in excess of the Withdrawal Tier Amount;

(b) is the Net Cash Surrender Value prior to the withdrawal, in excess of the Withdrawal Tier Amount; and

(c)   is the current total Surrender Charge prior to the withdrawal.

We will allocate the deduction of the pro-rata charges for the withdrawal to the Fixed Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal.

If the withdrawal plus the pro-rata Surrender Charge allocated to a particular account are greater than the value of that account, we will reduce the portion of the withdrawal allocated to that account. We will reduce the allocated portion so that the withdrawal plus the pro-rata charge allocated to the account equal the value of the account.

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Face Amount will be reduced by:

(a) the amount of the withdrawal plus the pro-rata Surrender Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise

(b) the amount, if any, by which the withdrawal plus the pro-rata Surrender Charge exceeds the difference between the Death Benefit and the Face Amount.

If there has been a prior increase in Face Amount, then the Face Amount will be decreased in the same order as if you had requested the decrease. See the Decrease in Face Amount section of the Changing The Death Benefit Option Or The Face Amount provision. Withdrawals will be limited if they would otherwise cause the Face Amount to fall below the Minimum Face Amount shown in the Table of Values in the Policy Information section.


                                                                     (continued)

Each time we deduct the pro-rata Surrender Charge for a partial withdrawal, we will reduce the remaining Surrender Charge in the same proportion that the Surrender Charge deducted bears to the total Surrender Charge immediately before the partial withdrawal.

Partial Net Cash Surrender Value withdrawals do not affect the Face Amount of your policy if Death Benefit Option 2 is in effect.

                              CONVERSION PRIVILEGE

You may convert your policy to a fixed paid-up benefit at any Policy Anniversary, without evidence of insurability.

The conversion is subject to the following conditions:

(a) no further Monthly Deductions will be taken from the Policy Value after the date of conversion;

(b) the Death Benefit, the Policy Value, other values based on the Policy Value, and the Investment Account values will be determined as of the Business Day on which we receive your Written Request for conversion;

(c) the basis for determining the Policy Value will be the Commissioners 1980 Standard Ordinary Smoker/Non-Smoker Mortality Table and an interest rate of 4% per year; and

(d) this Flexible Premium Survivorship Variable Life coverage cannot be reinstated after the date of the conversion.

                      RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans, except when used to make a premium payment, and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted; or

(b)   an emergency exists as defined by the Securities and Exchange Commission
      (SEC), or the SEC requires that trading be restricted.

Except when used to make a premium payment, we also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.

If we do not mail or deliver a requested payment within 10 working days of the date we receive the documentation necessary to complete the transaction, we will pay interest from such date, provided that the interest is at least $25.00. The rate of interest we pay will be the same as the rate of interest we then currently pay on policy proceeds left on deposit with us. Such interest rate is set by us and is reviewed by us each calendar quarter, at which time we may change the interest rate. At our option, the interest will either be added to and become part of the total payment or we will pay it separately.

In addition, we may defer transfers under the circumstances stated in (a) and
(b) above, and in the Transfers section of the Investment Options provision.

                            RIGHT TO CANCEL INCREASES

If you request an increase in Face Amount which results in a new Surrender Charge, you have the same rights to cancel the increase as described on the front cover of this policy, under the Right to Return Policy. If canceled, the Policy Value and the Surrender Charge will be recalculated to the amounts they would have been, had the increase not taken place. You may request a refund for all or a portion of premiums paid during this period. Upon payment of the refund, we will recalculate the Policy Value and the Surrender Charge to the amounts they would have been, had the premiums not been paid.

                                     SUICIDE

Except for the last-to-die, if death is by suicide within two years after the Issue Date, we will terminate this policy and issue a new policy on the life of the survivor. The new single life policy on the survivor will be substantially the same as the coverage provided under this policy. It will be effective on the same date as this policy. We will not require evidence of insurability for the issue of the new policy. The Suicide and Validity provisions for the new policy will be effective from the Issue Date of this policy.

Except for the last-to-die, if death is by suicide within two years after an applied for increase in Face Amount is effective, we will reissue the amount(s) as a new policy. The new policy will be subject to the conditions outlined in the above paragraph, except that the Suicide and Validity provisions for any increase(s) will be measured from the effective date of such applied to increase(s).

If the last-to-die of the Lives Insured dies by suicide, within two years after the Issue Date, for this policy, or any applied for Face Amount increase which was in effect, we will pay only the premiums paid, less any partial Net Cash Surrender Value withdrawals, less the Policy Debt.

If the last-to-die of the Lives Insured's death occurs within two years after an applied for increase in the Face Amount is effective, but after the second Policy Year, the Death Benefit for that applied for increase will be limited to the Monthly Deductions for the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Lives Insured.

                                   BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force that provides otherwise.

BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

PAYMENT TO BENEFICIARIES.  We will pay the Insurance Benefit:

(a)   to any primary beneficiaries who are alive when the Life Insured dies; or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

CHANGE OF BENEFICIARY. Until the Life Insured's death you can change the beneficiary by Written Request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

DEATH OF BENEFICIARY. If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will be payable to you; or to your estate if you are the Life Insured. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

                            OWNERSHIP AND ASSIGNMENT

Until the Life Insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:

(a)   receive any amount payable under your policy;

(b)   exercise all rights and privileges granted by the policy; and

(c)   assign the policy.

An assignment does not bind us until we receive it in writing at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.

                                                                     (continued)

CHANGE OF OWNER. Until the Life Insured's death, the owner can change the ownership of the policy by Written Request. The change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

JOINT OWNERSHIP. Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).

Any rights and privileges that may be exercised by the owner, may be exercised only with the consent of all joint owners.

SUCCESSOR OWNER. Upon the owner's death during the lifetime of the Lives Insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the Life Insured's death, the owner, without the consent of any revocable beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.

                          PROTECTION AGAINST CREDITORS

If permitted by state law, all payments shall be exempt from the debts and contracts of the owners and beneficiaries, and from seizure by court order.

                          CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.

                                    CONTRACT

The policy, application, supplementary benefits, and any endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.

Statements made by any of the Lives Insured are representations, not warranties. We will not use any statement by you or any of the Lives Insured to deny a claim, unless it is written in the application or any supplement to the application.

                                    VALIDITY

We have the right to contest the validity of this policy based on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the lifetime of the Lives Insured for two years from the Issue Date, or the effective date of a policy change as stated above.

We cannot contest the validity of an applied for increase in Face Amount or the addition of a Supplementary Benefit after such increase or addition, which requires evidence of insurability, has been in force during the lifetime of the Lives Insured for two years from the date of such increase or addition.

We can contest after two years if the policy has been reinstated and has been in force during the lifetime of the Lives Insured for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.

                                NON-PARTICIPATING

Your policy is non-participating.  It does not earn dividends.

                                   AGE AND SEX

If the Age or Sex of any of the Lives Insured was misstated in the application, we will change the Face Amount of insurance. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct Age and Sex.

                                FLEXIBLE FACTORS

When determining the rate of interest to be used in crediting interest to the portion of the Policy Value in the Fixed Account, and any changes in that rate, we will consider the following factors: expected mortality and persistency experience; expected general account investment earnings; and expected operating expenses. We will consider the same factors when we determine the actual cost of insurance; the deductions from premiums for premium load; administrative charges; and whenever changes are made to any of these charges. We will not try to recover any losses in earlier years by increasing your charges in later years.

Adjustments to flexible factors will be by class and be determined by us from time to time based on future expectations for such factors. Any change will be determined in accordance with procedures and standards on file with the Superintendent of Insurance of the state of New York.

                             HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered.

We use the Commissioners 1980 Standard Ordinary Smoker/Non-Smoker
Mortality Table in computing reserves, and in determining Maximum Cost of Insurance Rates. Values relating to amounts in the Fixed Account are computed at the Minimum Guaranteed Annual Fixed Account Rate shown in the Table of Values in the Policy Information section. Current cost of insurance rates and the current interest rate being credited to the Fixed Account will be reviewed at least once every five Policy Years, but we will not make a change more than once each Policy Year.

                                ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you a report showing:

(a)   the Death Benefit;

(b)   the Policy Value;

(c) the current allocation of money in the Fixed Account, the Loan Account and each of the Investment Accounts;

(d)   the value of the units in each chosen Investment Account;

(e)   any Loan Account balance and loan interest charged since the last report;

(f)   the premiums paid and policy transactions for the year; and

(g)   any further information required by law.

                               TAX CONSIDERATIONS

It is the intent that this policy be considered as life insurance for tax purposes, to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the code. We reserve the right to limit the amount of premiums paid for this policy, or to make any other reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance.

This provision should not be construed to guarantee that the policy will be treated as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority.

                              SUPPLEMENTARY BENEFIT

                         RETURN OF PREMIUM DEATH BENEFIT


This benefit is part of the policy to which it is attached. Should any provisions in the policy conflict with this benefit, the provisions of this benefit will prevail.

The life insured for this benefit is the same person who is the life insured under your policy, as shown in the Policy Information page for this benefit.

EFFECTIVE DATE. This benefit is effective on the Effective Date shown in the Policy Information page for this benefit provided that Death Benefit Option 1 is in effect under the policy on that date.

BENEFIT. This benefit provides an additional insurance amount, payable on the death of the life insured. On receiving due proof that the life insured died while the benefit is in force, we will pay the Benefit Amount to the same beneficiary and in the same manner as the proceeds payable under the policy. The Benefit Amount will not be payable if death occurs after the first two Policy Years while the policy is being kept in force under the No-Lapse Guarantee provision.

BENEFIT AMOUNT. The benefit is equal to the amount of the Return of Premium Death Benefit coverage as described below. The Maximum Benefit Amount is shown in the Policy Information page for this benefit.

RETURN OF PREMIUM DEATH BENEFIT COVERAGE. The amount of the Return of Premium Death Benefit coverage is determined as follows:

(a)   it has an initial value equal to the initial premium paid;

(b) each subsequent premium will increase the coverage at the time of premium payment by an amount equal to the premium paid;

(c) each partial Net Cash Surrender Value Withdrawal taken under the policy will reduce the coverage at the time of withdrawal by an amount equal to the withdrawal plus any applicable Surrender Charge, except that the coverage will not reduce to less than zero; and

(d) each request for a decrease in the Benefit Amount will reduce the coverage on the effective date of the decrease by the amount of the decrease requested.

CESSATION OF INCREASES. Increases in the Return of Premium Death Benefit coverage will cease at the earlier of:

(a) the beginning of the Policy Month coincident with or next following the date we approve your Written Request for a change to policy Death Benefit Option 2; or

(b) the date as of which Monthly Deductions cease and no further premium can be paid under the policy.

After increases cease, we will not take into account any more premiums paid in determining the amount of the Return of Premium Death Benefit coverage.

DECREASE IN BENEFIT AMOUNT. You may make a Written Request to decrease the Benefit Amount. The decrease will take effect at the beginning of the Policy Month coincident with or next following the date we approve the request. The Return of Premium Death Benefit coverage will be reduced by the amount of the requested decrease. Decreases in the Benefit Amount are not subject to pro-rata Surrender Charges.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWALS. If you make a Written Request for a partial Net Cash Surrender Value withdrawal under the policy while this benefit is in force, we will process the withdrawal so that it first reduces the amount of the Return of Premium Death Benefit coverage. Any withdrawals will be subject to a pro-rata Surrender Charge in accordance with the Surrender and Withdrawals provision of the policy. Also, the Face Amount of insurance under the policy will be reduced by the amount by which the withdrawal plus the Surrender Charge exceeds the amount of the Return of Premium Death Benefit coverage.

COST OF INSURANCE. The rates for the Cost of Insurance are based on the life insured's Age, Sex, Risk Classification, and the duration that the Return of Premium Death Benefit coverage has been in force. The rates for the Cost of Insurance under this benefit will always be less than or equal to the rates for the cost of insurance under the policy. We will re-determine Cost of Insurance rates from time to time on a basis that does not discriminate unfairly within any class of life insured. The Cost of Insurance rate per dollar is the rate per $1000 divided by 1000.

                                                                     (continued)

                              SUPPLEMENTARY BENEFIT
                         RETURN OF PREMIUM DEATH BENEFIT


The Cost of Insurance is charged monthly as part of the Monthly Deductions for the policy and ceases when Monthly Deductions cease under the policy. The monthly cost is equal to (a) multiplied by (b), where:

(a) is the rate per dollar for the Cost of Insurance for that month divided by the result of subtracting the per dollar Cost of Insurance rate for that month from 1.

(b) is the Return of Premium Face Amount at the beginning of the Policy Month divided by the Death Benefit Discount Factor shown in the Policy Information section.

Solely for purposes of determining the monthly cost for this benefit, at the beginning of any Policy Month in which the Policy Value exceeds the total of the Face Amount of your policy and the Benefit Amount payable under any applicable Supplementary Benefit on the life insured, we will consider the Return of Premium Death Benefit coverage amount to be reduced by such excess.

The Cost of Insurance calculation will reflect any Additional Rating Shown in the Policy Information section. The monthly Cost of Insurance rates per $1000 will never exceed those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4 plus any Additional Rating.

NO-LAPSE GUARANTEE. The No-Lapse Guarantee in your policy applies to this benefit during the first two Policy Years only. Following this period, at any time the policy is being kept in force under the No-Lapse Guarantee provision the following conditions will apply to this benefit:

(a) cost of Insurance deductions will be suspended until the Net Cash Surrender Value of the policy is greater than zero;

(b) the Benefit Amount will be excluded from the policy Death Benefit. The Death Benefit will be based on the Face Amount of the policy only; and

(c) satisfactory evidence of insurability will be required to reactivate the Return of Premium Benefit Amount after it has been excluded from the policy Death Benefit.

VALIDITY. We cannot contest the validity of this benefit after it has been in force during the life insured's lifetime for two years from the Effective Date of this benefit.

We can contest after two years if evidence of insurability is provided to reactivate the Benefit Amount. In this case we can contest within 2 years from the reactivation date in respect of any material evidence that was misrepresented.

SUICIDE. If the life insured dies by suicide, while sane or insane, within two years after the Effective Date of this benefit, this benefit will terminate and we will pay only the amount of Monthly Deductions charged for the benefit.

TERMINATION. This benefit terminates at the same time as the policy. It cannot be terminated prior to the policy.

This benefit may be reinstated with the policy, subject to the same conditions that apply for reinstating the policy. Upon reinstatement, the amount of the Return of Premium Death Benefit coverage will be equal to the amount at termination, plus the amount of the premium paid for reinstatement.


                            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                                                          /s/ James W. Gallagher
                                                                 President

                             SUPPLEMENTARY BENEFITS

                            BENEFIT     RETURN OF PREMIUM DEATH BENEFIT

                       LIFE INSURED     NO. 1 - JOHN J. DOE
                                        NO. 2 - MARY C. DOE

                             AGE AT
                     EFFECTIVE DATE     NO. 1 - 35
                                        NO. 2 - 35

                                SEX     NO. 1 - MALE
                                        NO. 2 - FEMALE

                RISK CLASSIFICATION     NO. 1 - NON-SMOKER, STANDARD CLASS
                                        NO. 2 - NON-SMOKER, STANDARD CLASS

                     EFFECTIVE DATE     MAY 1, 2002

                        BENEFICIARY     AS DESIGNATED IN THE APPLICATION OR
                                        SUBSEQUENTLY CHANGED

                     BENEFIT AMOUNT     AS DETERMINED BY THE RETURN OF PREMIUM DEATH BENEFIT COVERAGE
                                        PROVISION

                    MAXIMUM BENEFIT     $100,000.00
                             AMOUNT

                ADDITIONAL RATING       NOT APPLICABLE

       REFERENCE TO THE LIFE INSURED IN THE RETURN OF PREMIUM DEATH BENEFIT RIDER REFERS TO THE PERSONS WHOSE LIFE IS COVERED BY THE POLICY AS REFERENCED ABOVE. ALL PROVISIONS IN THE RIDER WHICH ARE BASED ON THE DEATH OF THE LIFE INSURED WILL BE BASED ON THE DEATH OF THE LAST SURVIVOR OF THE PERSONS SO NAMED.

                                    Page 3.3

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
        HOME OFFICE: 100 SUMMIT LAKE DRIVE, 2ND FLOOR, VALHALLA, NY 10595

                              SUPPLEMENTARY BENEFIT

                               POLICY SPLIT OPTION

This benefit is part of your policy. Should any provisions in your policy conflict with this benefit, the provisions of the benefit will prevail.

EFFECTIVE DATE.  This benefit takes effect on the Policy Date.

LIVES INSURED. These are the persons whose lives are insured under your policy, as shown in the Policy Information section of your policy.

BENEFIT. This benefit provides you with the option to evenly split your policy if one of the Contingent Events listed below occurs. The Face Amount and the Policy Value of your policy will be split into two separate policies, one on each of the Lives Insured. The Face Amount to be split will not include any Four Year Term Insurance amount in force under the policy.

No evidence of insurability will be required on either of the Lives Insured to exercise this option.

CONTINGENT EVENTS. You may exercise the option to split your policy if either of the following events occur:

(a)    a final divorce decree which ends the marriage of the Lives Insured.

(b)    a change in Federal estate tax law which results in either:

       (1)    removal of the unlimited marital deduction provision; or

       (2) reduction of at least 50% in the level of estate taxes payable on death.

EXERCISING THE OPTION. You are eligible to exercise the option on the date of the final divorce decree, or on the effective date of the change in tax law. Both Lives Insured must be alive on the date you exercise the option. We must receive your Written Request within 90 days after the date you become eligible.

You should consult with your personal tax adviser before you exercise this option.

IMPACT ON YOUR ORIGINAL POLICY. To effect the split of your original policy, the following amounts will be divided and transferred equally to each new policy:

(a) the value of your original policy's Investment Accounts, Fixed Account and Loan Account; and

(b)    any existing Policy Debt under your original policy.

If only one new policy becomes effective, the other half of the Policy Value as described in (a) above, minus one-half of any existing Policy Debt will be payable. We will deduct one-half of any surrender charge applicable under the original policy from the amount payable.

Your original policy will terminate on the date we transfer and/or pay the amounts as described above. Any assignment of your original policy will apply to each new policy.

NEW POLICY. Any new policy resulting from the split of your original policy will be subject to the following conditions:

(a) it can be any variable life non-participating policy covering one insured, that is offered by us at the time you exercise the option;

                               POLICY SPLIT OPTION

(b) it can include any of the Supplementary Benefits on your original policy, provided they are available on the new policy;

(c) the face amount of each new policy will be for one-half of the Face Amount of your original policy and any supplementary benefit amounts in force when you exercise the option. The new policy must conform to our rules for minimum face amount;

(d) the new policy will take effect on the date the original policy terminates, and will not provide any insurance until such time;

(e)    the new policy will have a current Policy Date;

(f) we will base the premiums for each new policy on the attained age and risk class of each of the Lives Insured at the time of the policy split;

(g) the new policy will be subject to any applicable surrender charges under the new policy.

SUICIDE AND VALIDITY. The Suicide and Validity provisions will start anew as described in the new policy.

BENEFIT COST. The cost of the benefit is one of the Monthly Deductions under your policy. The annual cost is $0.75 per $1000 of the total current Face Amount of insurance, excluding any Four Year Term Insurance amount.

TERMINATION.  This benefit terminates on the earliest of:

(a)    the death of one of the Lives Insured under your policy;

(b)    the date we receive your Written Request to split your policy;

(c)    the date you surrender your policy for cash; or

(d) the date we receive your Written Request for cancellation of this benefit.

                            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                            /s/ James W. Gallagher
                            ----------------------------------------------------
                                President

                              SUPPLEMENTARY BENEFIT

                  FOUR YEAR RENEWABLE AND NON-CONVERTIBLE TERM

This benefit is part of your policy. Should any provisions in your policy conflict with this benefit, the provisions of this benefit will prevail.

EFFECTIVE DATE. This benefit takes effect on the Policy Date set out in the Policy Information section of your policy.

LIVES INSURED are the persons whose lives are insured under your policy, as set out in the Policy Information section of your policy.

BENEFIT. This benefit provides an additional insurance amount, payable on the death of the last-to-die of the Lives Insured. The amount is set out in the Policy Information section of your policy.

On receiving due proof of the death of the last-to-die of the Lives Insured while the benefit was in force, we will pay the death benefit amount to the same beneficiary and in the same manner as the proceeds payable under your policy.

EXPIRY DATE. This benefit will terminate four years from the Policy Date. It cannot be renewed after the Expiry Date set out in the Policy Information section of your policy.

BENEFIT COST. The cost of the benefit is one of the Monthly Deductions under your policy. The annual cost is set out in the Policy Information section of your policy.

SUICIDE. If the first death is by suicide within two years after the Issue Date, you may include this rider for one-half the benefit amount with the re-issued single-life policy.

If the last death is by suicide within two years after the Issue Date, the amount of any insurance under this benefit will not be paid.

VALIDITY. With respect to each of the Lives Insured, we cannot contest the validity of this benefit after it has been in force during each person's lifetime for two years from the Issue Date.

BENEFIT REDUCTION. The amount of insurance under this benefit will reduce proportionally upon the occurrence of any of the following:

(a)    any reduction in the Face Amount of your basic policy; or

(b)    a partial Net Cash Surrender Value withdrawal made under your policy.


TERMINATION.  This benefit  terminates on the earliest of:

(a) the benefit Expiry Date set out in the Policy Information section of your policy;

(b)    the termination date of your policy; or

(c) the date we receive your Written Request for cancellation of this benefit.

                            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                            /s/ James W. Gallagher
                            ----------------------------------------------------
                                President

                              SUPPLEMENTARY BENEFIT

                EXTENSION OF MATURITY DATE PAST ATTAINED AGE 100


This benefit is part of the policy to which it is attached. Should any provisions in the policy conflict with this benefit, the provisions of this benefit will prevail.

Effective Date. This benefit takes effect on the Policy Date shown in the Policy Information section of your policy.

LIFE INSURED. The life insured is the person or persons whose life is covered by the policy as specified in the Policy Information section of the policy. If more than one person is so named, then references in this benefit to the life insured refers to the youngest of such persons and references to reaching Attained Age 100 refers to the date that person reaches such age or would have reached it if living. Any reference to the death of the life insured refers to the death of the last survivor.

BENEFIT. This benefit provides for extension of the policy's Maturity Date, whereby we will continue the policy after the life insured reaches Attained Age
100. If for any reason you choose not to continue the policy, you may surrender the policy for its Net Cash Surrender Value.

The following applies when the policy is continued in force after the life insured reaches Attained Age 100:

(a) the policy will be continued until the earlier of the death of the life insured or the date you surrender the policy;

(b)    we will not accept any further premium payments, only loan payments;

(c) we will discontinue making Monthly Deductions for cost of insurance charges and for expense charges listed in the Policy Information section of the policy;

(d)    we will continue to credit interest monthly to your Policy Value;

(e) you can continue to take Partial Net Cash Surrender Value Withdrawals and policy loans;

(f) you can continue to transfer portions of your Policy Value among the Investment Accounts and the Fixed Account; and

(g)    interest on any Policy Debt will continue to accrue.

DEFAULT AFTER THE MATURITY DATE. The policy will go into default if the Policy Debt equals or exceeds the Policy Value.

We will allow 61 days from the date that the policy goes into default, for you to pay the loan interest to bring the policy out of default. We will send a notice to you and to the life insured at least 15 days, but not more than 45 days prior to the termination of coverage. This notice will be sent to the last known address and will specify the required amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

BENEFIT COST.  There are no Monthly Deductions for this benefit.

TAXATION. THE POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER ATTAINED AGE 100 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. YOU SHOULD CONSULT A TAX ADVISOR BEFORE CHOOSING TO CONTINUE THE POLICY AFTER ATTAINED AGE 100.

                            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                            /s/ James W. Gallagher
                            ----------------------------------------------------
                                President

                                   ENDORSEMENT

               PRO-RATA SURRENDER CHARGES ON FACE AMOUNT DECREASES



This endorsement has been added to and made part of the policy to which it is attached. Should any provisions in your policy conflict with this endorsement, the provisions of this endorsement will prevail.

This endorsement takes effect on the Policy Date shown in the Policy Information section of your policy.

It amends your policy when you decrease the Face Amount of Insurance, to allow for the deduction of a pro-rata Surrender Charge during the Surrender Charge Period. The Surrender Charge Period is shown in the Policy Information section of your policy.

PRO-RATA SURRENDER CHARGE. If you decrease the Face Amount of insurance during the Surrender Charge Period, we will deduct a pro-rata Surrender Charge from the Policy Value. The pro-rata Surrender Charge deducted for the initial Face Amount or for any previous increase in Face Amount will equal (a) divided by (b), multiplied by (c), where:

(a) is the amount of the decrease in Face Amount or previous increase in Face Amount;

(b) is the amount of the corresponding Face Amount or previous increase in a Face Amount, prior to the decrease; and

(c) is the current total Surrender Charge for the corresponding Face Amount or previous increase in Face Amount, immediately prior to the decrease.

We will allocate the deduction of the pro-rata charges for the decrease to the Fixed Account and the Investment Accounts in the same proportion that the value in each account bears to the Net Policy Value.

A decrease in Face Amount caused by a change from Death Benefit Option 1 to 2 will not incur the pro-rata Surrender Charge described above.

Each time we deduct the pro-rata Surrender Charge for a Face Amount decrease, we will reduce the remaining Surrender Charge in the same proportion that the Surrender Charge deducted bears to the total Surrender Charge immediately before the Face Amount decrease.

                            THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                            /s/ James W. Gallagher
                            ----------------------------------------------------
                                President

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
        Home Office: 100 Summit Lake Drive, 2nd Floor, Valhalla, NY 10595


FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE LIFE INSURANCE POLICY.

PAYABLE ON DEATH OF THE LAST-TO-DIE OF THE LIVES INSURED.

ADJUSTABLE DEATH BENEFIT.

FLEXIBLE PREMIUMS PAYABLE TO THE MATURITY DATE OR UNTIL LAST DEATH, IF EARLIER.

CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

              IMPORTANT NOTICE

              To claim a benefit or request a change in your policy, contact our nearest representative or write to our Service Office at the address below.

              Please tell us promptly of any change in your address.

              WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.

                                                       [MANUALIFE NEW YORK LOGO]

          Service Office Mailing Address:
          The Manufacturers Life Insurance Company of New York
          P.O. Box 633
          Niagara Square Station
          Buffalo, NY  14202-0633

          Toll Free Number: 1-888-267-7784

          Manulife Financial and the block design are registered service marks of The Manufacturers Life Insurance Company and are used by it and its subsidiaries.